AGREEMENT

This Agreement is entered into between United Heritage Corporation and UHC New Mexico Corporation (collectively “UHC”), and Lothian Oil, Inc. (“Lothian”). It shall be deemed effective for all purposes as of June 6, 2007 (the “Effective Date”).

BACKGROUND

UHC owned oil and gas properties in New Mexico (the “Cato Properties”). Lothian and UHC entered into a Credit Agreement, which was amended, extended, and renewed, providing for Lothian to loan UHC certain sums of money for use in development of these properties, and properties in Texas (the “Wardlaw Properties”).

UHC entered into an agreement with Cano Petroleum, Inc. (“Cano”) to assign its interest in the Cato Properties to Cano in exchange for cash and restricted common stock in Cano Petroleum, Inc. For the consideration agreed on, UHC assigned its interest in the Cato Properties to Cano, and Lothian released its Deed of Trust and secured liens on the interest in the Cato Properties assigned to Cano.

Following the transaction, UHC continued to owe Lothian a sum of approximately Three Million, Three Hundred Thousand Dollars ($3,300,000.00) (being principal indebtedness plus accrued interest) which indebtedness was secured by a Pledge Agreement in which UHC pledged the stock of Cano to Lothian to secure the balance on the indebtedness provided for in the original Credit Agreement, as amended, and a lien on the Wardlaw Properties.

The stock of Cano Petroleum, Inc. issued to UHC New Mexico Corporation is represented by Certificate No. 2456 for Four Hundred Four Thousand Two Hundred Four (404,204) shares. This stock is restricted stock and has not been registered under the Securities Act of 1933, and bears a restrictive legend calling for the registration of the stock in the event of any transfer, or the issuer to receive an opinion of counsel to evidence that any transfer of the stock is exempt from registration.

UHC desires to transfer the stock of Cano to Lothian in exchange for a full and complete release of all obligations under the Credit Agreement previously entered into applicable to the Cato Properties, the Pledge Agreement in which UHC pledged the Cano Petroleum, Inc. stock to Lothian relating to the Cato Properties transaction, and a reduction of the indebtedness of UHC to Lothian relating to the Wardlaw Properties.

AGREEMENTS

For valuable consideration, the receipt and sufficiency of which are acknowledged, UHC and Lothian agree as follows:

1. UHC New Mexico Corporation ASSIGNS, SELLS, CONVEYS, TRANSFERS, and turns over to Lothian Oil, Inc., all its interest in the 404,204 shares of Cano Petroleum, Inc. represented by Stock Certificate No. 2456. This transfer will be evidenced by this Agreement and UHC New Mexico Corporation endorsing and delivering to Lothian Oil, Inc. the certificate of shares issued by Cano Petroleum, Inc.

2. Lothian Oil, Inc. acknowledges receipt of the certificate of shares in full and final satisfaction of the indebtedness of UHC to Lothian under the terms of Credit Agreements previously entered into, and all amendments, extensions, and renewals of those Agreements pertaining to the Cato Properties.

3. Lothian is presently negotiating with a third party to sell to it all Common Stock and Warrants owned by Lothian in United Heritage Corporation. The contemplated transaction provides for a cash purchase price of no less than Four Million, Seven Hundred Sixty-Seven Thousand Dollars ($4,767,000.00) (the “Purchase Price”).

(a)	Lothian agrees it will not sell the Stock and Warrants of United Heritage Corporation for less than the Purchase Price.

(b)
On the close of this contemplated transaction, Lothian agrees to reduce the total amount of the UHC remaining indebtedness to Lothian (debt attributable to the Wardlaw Properties of approximately $800,000.00) to an amount such that UHC’s total indebtedness to unsecured and secured creditors does not exceed $500,000.00; such that the debt UHC continues to owe Lothian will be an amount equal to $500,000.00 less all other indebtedness (which includes accounts payable) of UHC.

4. This Agreement and the transfer of the stock of Cano Petroleum, Inc. by UHC New Mexico Corporation to Lothian, has been approved by the Board of Directors of both UHC New Mexico Corporation and United Heritage Corporation.

5. This Agreement and the receipt of the certificate of shares of Cano Petroleum, Inc. by Lothian Oil, Inc., and the complete, full, and final release of all indebtedness of UHC to Lothian attributable to the Cato Properties has been authorized and approved by its Board of Directors.

6. Both UHC and Lothian agree to execute such further and additional documents and instruments as may be required, advisable, or requested to give full effect to the transfer of the shares of stock of Cano Petroleum, Inc. to Lothian, Lothian’s full and complete release of all indebtedness of UHC to Lothian relating to and attributable to the Cato Properties, and a reduction of the indebtedness of UHC to Lothian attributable to the Wardlaw Properties.

7. Lothian acknowledges that the shares transferred to it pursuant to the terms of this Agreement are restricted and are not registered under the Securities Act of 1933, and agrees to notify Cano Petroleum, Inc. of the transfer of the shares and the ownership of the shares by Lothian Oil, Inc., and comply with all requirements of Cano Petroleum, Inc. for the purposes of effecting a transfer of the shares.

This Agreement is executed on behalf of both Lothian and UHC as of the dates opposite the signatures below, but is effective for all purposes as of the Effective Date stated above.

LOTHIAN OIL, INC.

Date:	By:	/s/ M. P. Raleigh
Michael Raleigh
Chairman of the Board

UHC NEW MEXICO CORPORATION,

Date: 6/11/2007	By:	/s/ C. Scott Wilson
C. Scott Wilson
President and Chief Executive Officer

UNITED HERITAGE CORPORATION

Date: 6/11/2007	By:	/s/ C. Scott Wilson
C. Scott Wilson
President and Chief Executive Officer